[LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON]


Writer's Direct Dial:  (212) 225-2520
E-Mail:  mryan@cgsh.com

                                                                February 7, 2001

Continental Airlines, Inc.
1600 Smith Street
Houston, Texas  77002

Ladies and Gentlemen:

          We have acted as special counsel to Continental Airlines, Inc., a Delaware corporation (the "Company"), and Continental Airlines Finance Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the offering pursuant to a registration statement on Form S-3 (No. 333-[ ]) (the "Registration Statement") of 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (the "TIDES") representing preferred undivided beneficial interests in the assets of the Trust issued pursuant to an amended and restated declaration of trust dated as of November 10, 2000 (the "Declaration") by the trustees of the Trust, the Company, as trust sponsor, and the holders from time to time of undivided beneficial interests in the Trust. The TIDES are guaranteed by the Company in the manner and to the extent set forth in a Preferred Securities Guarantee Agreement dated as of November 10, 2000 (the "Guarantee Agreement") executed by the Company and Wilmington Trust Company, as trustee for the benefit of the holders from time to time of the TIDES. The Company owns all the common securities (the "Common Securities" and, together with the TIDES, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust issued pursuant to the Declaration and guaranteed by the Company in the manner and to the extent set forth in a Common Securities Guarantee Agreement dated as of November 10, 2000 (the "Common Securities Guarantee Agreement" and, together with the Preferred Securities Guarantee Agreement, the "Guarantee Agreements") executed by the Company for the benefit of the holders from time to time of the Common Securities. The Registration Statement registers the offering from time to time of the TIDES, the Conversion Shares (as defined below), the Guarantee Agreement and the Debentures (as defined below; collectively, the "Registrable Securities").

          The Trust issued the Trust Securities and invested the proceeds thereof in an equivalent aggregate principal amount of 6% Convertible Junior Subordinated Debentures (the "Debentures") of the Company issued under an indenture dated as of November 10, 2000 (the "Indenture") between the Company and Wilmington Trust Company, as trustee. The Debentures are convertible into shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of the Company.

          In arriving at the opinions expressed below, we have reviewed the following documents:

          (a) an executed copy of the purchase agreement dated November 6, 2000 (the "Purchase Agreement") among the Company, the Trust and the initial purchasers named in Schedule A thereto (the "Initial Purchasers");

          (b) the Offering Circular dated November 6, 2000 relating to the offering of the TIDES;

          (c)  an executed copy of each of the Guarantee Agreements;

          (d) a specimen of the certificates representing the Class B Common Stock issuable upon conversion of the 6% Convertible Junior Subordinated Debentures (the "Conversion Shares");

          (e)  an executed copy of the Indenture;

          (f)  an executed copy of the Declaration;

          (g)  the Debentures as executed by the Company;

          (h) an executed copy of the Registration Rights Agreement dated November 10, 2000 among the Company, the Trust and the Initial Purchasers; and

          (i) the documents delivered by the Company and the Trust at the closing pursuant to the Purchase Agreement, including copies of the Company's Restated Certificate of Incorporation and Bylaws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company and the Trust in the Purchase Agreement) and (ii) that the certificates representing the Conversion Shares conform to the specimens thereof that we have reviewed and that the Debentures were duly authenticated in accordance with the terms of the Indenture.

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

          1. The Indenture is a valid, binding and enforceable agreement of the Company.

          2. The Debentures are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

          3. The Guarantee Agreement is a valid, binding and enforceable agreement of the Company.

          4. The Conversion Shares into which the Debentures are convertible at the initial conversion price have been duly reserved for issuance upon conversion and, upon issuance thereof on conversion of the Debentures in accordance with the Indenture and the terms of the Debentures at conversion prices at or in excess of the par value of such Conversion Shares, will be validly issued, fully paid and nonassessable.

          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Trust, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

          The foregoing opinions are limited to the federal law of the United States of America (other than federal aviation law, as to which we express no opinion), the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

          We hereby consent to the use of our name in the prospectus constituting part of the Registration Statement and in any prospectus supplements related thereto under the heading "Legal Matters" as counsel for the Company who have passed on the validity of the Registrable Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             CLEARY, GOTTLIEB, STEEN & HAMILTON



                                             By /s/ Michael L. Ryan
                                                -------------------------------
                                                Michael L. Ryan, a Partner